UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2014

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2014, the Global Settlement Agreement (as defined below) became effective upon ratification by the Versailles Commercial Court.

The Global Settlement Agreement (the “GSA”) was entered into by and among Apricus Biosciences, Inc. (the “Company”), the Works Council representing the former employees of Scomedica SAS (the “Works Council”), the Judicial Liquidator of both Scomedica SAS and NexMed Europe SAS, the Trustee of NexMed Pharma SAS and the Company’s Vitaros® licensee in France, Laboratoires Majorelle (“Majorelle”). Scomedica SAS, NexMed Europe SAS and NexMed Pharma SAS are referred to herein as the former “French Subsidiaries.”

On March 6, 2014, the Company signed individual settlement agreements with the former employees of Scomedica SAS (“Scomedica”), which are expected to be fully executed in March 2013 and become effective upon notification by the Versailles Commercial Court in April 2014.

Pursuant to the aforementioned settlement agreements, the respective parties are waiving all claims they have asserted or could assert against the Company relating to the liquidation and reorganization of the former French Subsidiaries, the Company is not required to make any direct payments to those parties and the Works Council agrees to the withdrawal of proceedings and actions relating to their €4.1 million (approximately $5.5 million) claim against the Company as previously disclosed.

In a related matter, in January 2014, the Company, along with Majorelle, entered into additional settlement agreements with two former managers of the former French Subsidiaries. In the settlement, all claims are resolved and the Company will retain 388,888 escrow shares held back by the Company pursuant to a certain Stock Contribution Agreement, dated June 19, 2012.

With the resolutions of these matters in 2014, the approximate $2.8 million liability reflected in the most recent consolidated balance sheet of the Company will be released in 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: March 6, 2014	By:	/s/ Steve Martin
Name: Steve Martin
Title: Senior Vice President, Chief Financial Officer & Secretary

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